Exhibit 10.2

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made this 29th day of May, 2008, by and between CUBIST PHARMACEUTICALS, INC., a Delaware corporation, having an office at 65 Hayden Avenue, Lexington, Massachusetts 02421 (the “Sublandlord”), and NITROMED, INC., a Delaware corporation, having an address at 45 Hayden Avenue, Lexington, Massachusetts 02421 (the “Subtenant”).

WITNESSETH

WHEREAS, by that certain Prime Lease dated February 23, 2007 (the “Prime Lease”), Subtenant, as Tenant, leased certain premises as described therein (the “Prime Lease Premises”) from The Realty Associates Fund VI, L.P., a Delaware limited partnership, having an office c/o Jones Lang LaSalle Americas, Inc., at 55 Hayden Avenue, Lexington, Massachusetts 02421 (the “Prime Lessor”);

WHEREAS, by that certain Assignment of Lease and Assumption Agreement dated as of May 29, 2008 (the “Assignment”), Subtenant, as Assignor, assigned its interest in and to the Prime Lease and the Prime Lease Premises to Sublandlord, as Assignee;

WHEREAS, the Prime Lessor consented to the Assignment to Assignee upon and subject to the terms of that certain Consent to Assignment of Lease dated as of May 29, 2008 (the “Consent to Assignment”; the Prime Lease, as affected by the Assignment and the Consent to Assignment is collectively referred to herein as (the “Prime Lease”); and

WHEREAS, Subtenant desires to sublease a portion of the Prime Lease Premises from Sublandlord and Sublandlord is willing to sublease such portion of the Prime Lease Premises to Subtenant pursuant to the hereinafter contained terms and conditions.

NOW, THEREFORE, for and in consideration of the rents hereinafter reserved and the covenants and agreements hereinafter contained on the part of Subtenant to be kept, performed and fulfilled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             Premises.  Sublandlord does hereby demise and lease unto Subtenant and Subtenant does hereby agree to lease those certain premises consisting of approximately 4,000 rentable square feet (the “Sublease Premises”) within the Prime Lease Premises.

2.             Term/Renewals.

a.             The initial term of this Sublease shall commence on June 1, 2008 (the “Sublease Commencement Date”), and expire on 11:59 p.m., local time, on the day immediately preceding the third (3rd) monthly anniversary of the Sublease Commencement Date, or if the Sublease Commencement Date is not the first day of a calendar month, then the last day of the third (3rd) full calendar month following the calendar month in which the Sublease Commencement Date occurs (together with all renewals and extensions thereof and any holdover, the “Term”).

b.             Provided that, at the time of such exercise, (i) there exists no Event of Default on the part of Subtenant under this Sublease (nor any failure by Subtenant to make any required payment or perform any obligation, of which failure Subtenant has received notice and which, with the passage of time, would constitute an Event of Default), (ii) Subtenant then occupies the Sublease Premises, and (iii) this Sublease is still in full force and effect, Subtenant shall have the automatic right to extend the Term of this Sublease, without the need for any notice or the execution of an instrument of renewal, on a month-to-month basis (each such monthly term being an “Extended Term”).  The initial Extension Term shall commence on the day immediately following the last day of the initial Term and, except as otherwise set forth below, shall end at 11:59 p.m. on the last day of the applicable calendar month.  During any Extended Term, either Sublandlord or Subtenant may terminate this Sublease upon at least thirty (30) days’ written notice to the other of its intent to terminate.    Each Extended Term shall be on all the terms and conditions of this Sublease.  Notwithstanding anything to the contrary herein, the parties hereby acknowledge and agree that the final Extended Term of this Sublease, to the extent applicable, shall expire one (1) day prior to the “Expiration Date” under the Prime Lease.

3.             Uses.      The Premises shall be used and occupied by Subtenant only for the purposes allowed under the Prime Lease and for no other use or purpose.

4.             Rent and Security Deposit.

a.             Subtenant shall pay Sublandlord without demand or offset a monthly rental payable in advance on the first day of each month throughout the Term of this Sublease in the amount of Nine Thousand One Hundred Sixty Six Dollars and 67/100 ($9,166.67; $27.50 per rentable square foot x 4,000 rentable square feet, divided by twelve (12) months) (the “Rent”).  Any partial month of occupancy shall be prorated accordingly.  All Rent to be paid by Subtenant to Sublandlord under the terms of this Sublease shall be paid at such place as Sublandlord may from time to time designate, and in lieu of such designation, then at the place designated in Section 10 of this Sublease for the giving of notices.  Subtenant shall have no obligation to pay for all or any portion of either utility payments or other pass-throughs, including, without limitation, any operating expenses, taxes or insurance premiums, due to the Prime Lessor under the Prime Lease.

b.             Sublandlord and Subtenant hereby acknowledge and agree that any Security Deposit held by the Prime Lessor under the Prime Lease will be returned by the Prime Lessor to Subtenant in accordance with the terms of the Consent to Assignment.  Sublandlord shall be solely responsible for providing Prime Lessor with a substitute Security Deposit or any other collateral or security that may be required under the Prime Lease.  Subtenant shall not be required to provide Sublandlord with a Security Deposit under this Sublease.

5.             Preparation for Occupancy.  At the commencement of the Term, Subtenant shall accept the Sublease Premises in its then “as is” “where is” condition.  The parties hereby acknowledge and agree that Subtenant will maintain in the Premises certain items of personal property in place as of the Sublease Commencement Date.

6.             Incorporation of Prime Lease.

a.             Except as otherwise provided herein, this Sublease is subject to all the terms and conditions of the Prime Lease with the same force and effect as if they were incorporated herein.  Defined terms in the Prime Lease are hereby incorporated in this Sublease.  Except as otherwise specifically provided herein, Subtenant hereby agrees to assume, be liable and responsible for and perform all acts and all of the terms and provisions to be observed by Sublandlord, as Tenant under the Prime Lease.

b.             Sublandlord represents to Subtenant that the Prime Lease attached hereto as Exhibit A is a complete and accurate copy of the Prime Lease, is in full force and effect and that no notices of default have been sent or received by Sublandlord with respect to the Prime Lease, nor has any event or condition occurred which, with the passing of time and/or the giving of notice, would result in a default by Sublandlord under the Prime Lease.  If Sublandlord receives any notice or demand from Prime Lessor under the Prime Lease with respect to the Prime Lease Premises, Sublandlord shall promptly deliver a true and correct copy of same to Subtenant.

c.             The provisions of the Prime Lease which are so incorporated into this Sublease pursuant to this Section 6 shall, coincident with their incorporation, be amended so that references in the Prime Lease to “Landlord” and “Tenant” shall be deemed to refer in this Sublease to Sublandlord and Subtenant, respectively, and references to “Premises” shall be deemed to refer in this Sublease to the Sublease Premises, unless the context indicates that such amendment should not be made or such amendment would have an illogical effect on the provision being so amended.  All uses of the term “Sublease” in this Sublease shall be regarded as referring to this Sublease, into which the Prime Lease has been so incorporated.

d.             Notwithstanding any of the foregoing provisions of this Section 6 to the contrary, the following provisions of the Prime Lease are not incorporated into or made a part of this Sublease:

Section 3.1 (Term, Commencement Date, Rent Commencement Date and Expiration Date), solely to the extent conflicting with Section 2 of this Sublease;

Section 3.2 (Preparation of the Premises);

Section 3.3 (Condition; Prime Lessor’s Performance);

Section 3.4 (Tenant’s Delays);

Section 3.5 (Early Access);

Section 4 (Rent), solely to the extent conflicting with Section 4 of this Sublease;

Section 5 (Security Deposit), solely to the extent conflicting with Section 4(b) of this Sublease;

Section 8.1 (Insurance - Tenant), solely to the extent conflicting with Section 13 of this Sublease;

Article 10 (Real and Personal Property Taxes), solely to the extent conflicting with Section 4(a) of this Sublease;

Article 12 (Assignment and Subletting), solely to the extent conflicting with Section 11 of this Sublease;

Section 13.1 (Default by Tenant) solely to the extent conflicting with Section 9 of this Sublease;

Article 16 (Parking), solely to the extent conflicting with Section 13 of this Sublease;

Article 27 (Option to Extend), solely to the extent conflicting with Section 2 of this Sublease; and

Article 41 (Notices), solely to the extent conflicting with Section 10 of this Sublease.

7.             Prime Lessor’s Responsibilities.

a.                                       Subtenant acknowledges, understands and agrees that Sublandlord is not obligated under this Sublease (i) to furnish certain services set forth in Prime Lease to be furnished by Prime Lessor, (ii) to obtain an agreement of non-disturbance, or (iii) to perform certain other obligations which are not within the control of Sublandlord under the Prime Lease.  Notwithstanding anything in this Sublease to the contrary, Subtenant agrees to look to Prime Lessor to furnish and perform all obligations furnished and to be performed by Prime Lessor under the Prime Lease.  Sublandlord shall not be liable to Subtenant or be deemed in default hereunder for failure of Prime Lessor to furnish or perform the same.  However, whenever Prime Lessor shall fail to perform any of its obligations pertaining to the Premises, Sublandlord shall promptly take such action as may reasonable under the circumstances to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter diligently prosecute such performance on the part of Prime Lessor.  If Sublandlord fails, after using reasonable efforts, to cause Prime Lessor to observe and/or perform any of its obligations under the Prime Lease with respect to the Sublease Premises, Subtenant shall have the right, upon notice to Sublandlord, and at Subtenant’s sole cost and expense, to bring an action in Sublandlord’s name to accomplish such purpose and Sublandlord agrees to cooperate with Subtenant in any such action.  Any monetary recovery in such action shall inure to the benefit of Subtenant.

b.                                      Sublandlord covenants and agrees with Subtenant that Sublandlord (i) will pay all Base Rent, Tenant’s Share of all Operating Expenses and Tenant’s Share of Taxes (as those terms are defined in the Prime Lease) and all other additional rent payable by Sublandlord pursuant to the Prime Lease and will perform all of its other obligations under the Prime Lease to the extent that such obligations are not dependent upon possession of the Premises (i.e., Sublandlord will not fail to provide estoppel certificates and SNDAs to the Prime Lessor as required under the Prime Lease and Sublandlord will supply financial statements to Prime Lessor as required under the Prime Lease), and (ii) will not terminate (except as otherwise expressly permitted under the Prime Lease), modify or amend the Prime Lease or take any other action that would adversely affect Subtenant’s use or occupancy of the Sublease Premises (unless consented to by Subtenant).

8.             Quiet Enjoyment / Indemnities.

a.                                       Sublandlord covenants and agrees with Subtenant that upon Subtenant’s paying the Rent reserved in this Sublease and observing and performing all of the other obligations, terms, covenants and conditions of this Sublease, Subtenant may peaceably and quietly enjoy the Premises during the Term; provided, however, that this Sublease shall automatically terminate upon termination of the Prime Lease for any reason whatsoever and Subtenant shall have no claim against Sublandlord unless such termination was (i) caused by the default of Sublandlord in the performance of any of Sublandlord’s obligations under the Prime Lease which have not been assumed by Subtenant hereunder or (ii) made voluntarily by Sublandlord without Subtenant’s consent.

b.                                      Sublandlord shall indemnify, defend and hold harmless Subtenant, its parents, subsidiaries and affiliates and their respective officers, directors, employees, agents, successors and assigns (“Subtenant’s Indemnitees”) from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which Subtenant may incur or pay out by reason of (i) the intentional wrongful acts or negligence of Sublandlord or its contractors, licensees, agents, servants, or invitees, or (ii) any breach or default by Sublandlord of its obligations under this Sublease or the Prime Lease.  Sublandlord’s obligations under this paragraph shall survive the expiration or earlier termination of this Sublease.

c.                                       Subtenant hereby agrees that it shall not do, suffer or permit anything to be done which would constitute a default by Sublandlord under the Prime Lease or would cause the Prime Lease to be canceled, terminated or forfeited by Prime Lessor under the Prime Lease.  Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, judgments, suits, causes of action, proceedings, penalties, liabilities, losses, injuries, damages, costs and expenses (including, but not limited to, attorneys’ fees and expenses), occurring during the

Term of this Sublease in or about the Sublease Premises and/or the Building and arising out of the intentional wrongful acts or negligence of Subtenant or its contractors, licensees, agents, servants, or invitees, except special and consequential damages.

9.             Default and Remedies.

a.                                       It shall be an event of default hereunder (“Event of Default”) if Subtenant shall fail to (i) pay the Rent as and when due, where such failure shall continue for a period of ten (10) business days after Sublandlord notifies Subtenant in writing of such failure, (ii) perform any provision, term or condition of the Prime Lease within the timeframes set forth in Prime Lease, or (iii) perform any provision, term or condition of this Sublease (other than as specified in (i) above) within fifteen (15) days after Subtenant’s receipt of written notice from Sublandlord specifying such failure or, if it reasonably would require more than fifteen (15) days to cure such failure, within a time reasonably necessary to cure such failure after Subtenant’s receipt of such written notice.

b.                                      Upon the occurrence of an Event of Default, Sublandlord shall have the right, at its option, in addition to all other rights and remedies in this Sublease or those of Prime Lessor in the Prime Lease, at law or in equity, to give Subtenant notice of Sublandlord’s termination of this Sublease as of a date specified therein.  Upon the giving of such notice, the Term and the estate hereby granted shall expire and terminate as if such date were the date fixed for the expiration of the Term.

c.                                       If Sublandlord should be in default in the performance of any of its obligations under this Sublease, which default continues for a period of more than fifteen (15) days after receipt of written notice from Subtenant specifying such default, or if such default is of a nature to require more than fifteen (15) days for remedy and continues beyond the time reasonably necessary to cure (provided Sublandlord must have undertaken procedures to cure the default within such fifteen (15) day period and diligently pursue such efforts to cure to completion), Subtenant may, in addition to availing itself of any other remedies available at law and in equity, at its option, incur any reasonable expense necessary to perform the obligation of Sublandlord specified in such notice and deduct such expense from Rent and other charges next coming due under this Sublease.

10.           Notices.  All notices required or contemplated hereunder shall be in writing and shall be deemed to have been properly given when (i) delivered by hand or messenger against a receipt, in which case notice shall be deemed given on the date received; (ii) sent prepaid by a reputable overnight delivery service, in which case notice shall be deemed given on the next business day after the date sent; or (iii) sent by United States mail, certified or registered, return receipt requested, postage prepaid, in which case notice shall be deemed given two (2) business days after the date sent, at the following addresses:

SUBLANDLORD:

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA  02421
Attn: Chief Financial Officer

SUBTENANT:

NitroMed, Inc.
45 Hayden Avenue, Suite 3000
Lexington, MA  02421

Facsimile: 781-274-8080
Attn: Chief Financial Officer

with a copy to:

McCarter & English, LLP
265 Franklin Street
Boston, MA  02110

Facsimile: 617-326-3113
Attn: Jason M. Sweatt

or such other persons and addresses as Sublandlord or Subtenant may specify by notice as provided above.

11.           Assignment and Subletting.  Subtenant shall not, without prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, (a) assign or encumber this Sublease or any interest under it, in whole or in part; (b) sublet the Sublease Premises or any part thereof; (c) allow any transfer of Subtenant’s interest herein or any lien upon Subtenant’s interest by operation of law or otherwise; or (d) permit the use or occupancy of the Sublease Premises or any part thereof by anyone other than Subtenant.  Sublandlord’s consent to any assignment or sublease shall not be deemed to constitute a waiver by Sublandlord of its required consent to any subsequent assignment or sublease.

12.           Signage.  Subtenant shall be responsible for the cost and coordination of Subtenant’s signage, which shall be in compliance with requirements of the Prime Lease and all applicable laws, ordinances and codes.

13.           Parking.  Subtenant shall be entitled to use twelve (12) parking spaces (3 parking spaces per 1,000 square feet of rentable area), which spaces shall be used in common and on an unassigned basis.

14.           Insurance / Waiver of Subrogation.

a.                                       During the Term, Subtenant shall, with respect to the Sublease Premises, obtain and maintain at all times the insurance required to be maintained by “Tenant” under the Prime Lease at Subtenant’s sole expense.  Such policy shall name

Sublandlord and Prime Lessor as additional insureds and shall be endorsed to provide that the insurer shall endeavor to provide at least thirty (30) days’ written notice (ten (10) days in the event of non-payment of premiums) to Sublandlord prior to any material modification or cancellation.  At Sublandlord’s request, Subtenant will provide evidence of insurance to Sublandlord before the Sublease Commencement Date of the Term of this Sublease and annually thereafter (to the extent applicable); provided, however, in no event shall Subtenant be required to provide copies of such insurance policy or any original insurance documents.  In no event shall Subtenant be required to provide insurance for any portion of the Prime Lease Premises, except for the Sublease Premises.

b.             Each party hereby waives every right or cause of action for the events which occur or accrue during the Term for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage is covered (or would have been covered if such party had maintained the coverage required under the Prime Lease or this Sublease) by valid and collectible fire, extended coverage, “special form” or similar policies covering real property, personal property or business interruption insurance policies, to the extent that such loss or damage is recovered (or would have been recovered if such coverage were in effect as may be required under the Prime Lease or this Sublease) under said insurance policies.  Said waivers are in addition to, and not in limitation or derogation of, any other waiver or release contained in the Prime Lease or this Sublease with respect to any loss or damage to property of the parties hereto.  Each party will give its insurance carrier written notice of the terms of such mutual waiver, and the insurance policies will be properly endorsed, if necessary, to prevent the invalidation of coverage by reason of said waiver.  In the event of a conflict between this paragraph and any other provision of the Prime Lease or this Sublease, the terms of this paragraph shall control.

15.           Binding and Entire Agreement.  This Sublease shall be binding on and inure to the benefit of Subtenant, Sublandlord and their respective heirs, executors, administrators, legal representatives, successors and assigns.  This Sublease contains the entire agreement of the parties with respect to the subject matter herein contained and may not be modified except by instrument in writing which is signed by both parties.

16.           Hold-Over.  Upon the expiration date of this Sublease, Subtenant shall surrender and deliver the Sublease Premises to Sublandlord in good repair and condition, excepting ordinary wear and tear and damage by casualty.  All tenant improvements shall become Sublandlord’s property and remain in the Sublease Premises at the expiration or earlier termination of this Sublease.  Subtenant’s failure to immediately surrender the Sublease Premises at the end of the Term shall not operate to renew or extend this Sublease.  If Subtenant holds over, Subtenant shall become a tenant at sufferance, subject to all of the conditions and covenants of this Sublease.  During the holdover period, each party hereto shall give to the other at least thirty (30) days’ written notice to terminate this Prime Lease, except in the event of nonpayment of any installment of Rent or the breach of any other provision hereof, in which event the defaulting party shall not be entitled to any notice, such notice being hereby expressly waived.

17.           Services and Utilities.  Sublandlord shall be responsible, at its sole cost and expense and without contribution from Subtenant, for all utilities to the Sublease Premises, landscaping, maintenance of the HVAC, bulb replacement, plumbing, janitorial service, snow removal, water and sewer and real estate taxes.  Sublandlord will, at it sole cost and expense and without contribution from Subtenant, maintain the roof and perform any structural repairs as required.

18.           Applicable Law.  This Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any provision of this Sublease or the application thereof to person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and each provision of the Sublease shall be valid and enforceable to the fullest extent permitted by law.

19.           Prime Lessor Consent.  Notwithstanding anything to the contrary herein, this Sublease shall not be effective until the Prime Lessor has consented to this Sublease in accordance the Prime Lease, which consent shall be evidenced by that certain Consent to Sublease dated as of even date herewith.

20.           Titles.  The titles contained in this Sublease are inserted only for convenience and are not to be construed as a part of this Sublease or as a limitation upon the scope of the particular provisions to which they refer.

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IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Sublease as of the day and year first above written.

SUBLANDLORD

CUBIST PHARMACEUTICALS, INC., a
Delaware corporation

By:	/s/ Tamara L. Joseph
Name:	Tamara L. Joseph
Title:	SVP, General Counsel & Secretary
thereto duly authorized

SUBTENANT

NITROMED, INC., a Delaware corporation

By:	/s/ Kenneth M. Bate
Name:	Kenneth M. Bate
Title:	President and Chief Executive Officer
thereto duly authorized

EXHIBIT A

Prime Lease

Please see Exhibit 10.31 to NitroMed, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 8, 2007, for a copy of the Prime Lease.